Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE AND NYRA ENTER INTO AGREEMENT FOR VLT FACILITY AT AQUEDUCT

     LAS VEGAS — MGM MIRAGE (NYSE: MGM) announced that it has entered into a definitive management agreement with the New York Racing Association (NYRA), under which MGM MIRAGE will develop and manage a 4500-unit video lottery terminal (VLT) facility at Aqueduct. The project had been on hold pending favorable legislative and judicial developments in New York State, which now will permit the project to move forward. MGM MIRAGE’s participation remains subject to New York regulatory approval.

     The Aqueduct facility, budgeted at $170 million, is expected to open in mid-2006. Revenue from the facility will contribute to education in New York State and to strengthening New York’s racing industry.

     “We are eager to resume work on this long-delayed project,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “We look forward to being a positive factor in the state of New York and New York City for years to come.”

     NYRA is a private, non-profit racing corporation, which has provided New York State with $3 billion in direct revenue since its inception in 1955.

     MGM MIRAGE (NYSE: MGM), the world’s leading and most respected hotel and gaming company, owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey, and the United Kingdom. MGM

MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in the MGM Grand Macau hotel/casino under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.